                                                                Exhibit 19.1
TO OUR STOCKHOLDERS, CUSTOMERS, AND EMPLOYEES

                      Mueller's Second Quarter Earnings

     Mueller's second quarter of 2006 was our best quarter ever. Records were set for sales, net income and earnings per share.

     Net income for the quarter was $58.8 million, or $1.57 per diluted share, compared with $17.2 million, or 46 cents per diluted share for the same quarter of 2005.

     Second quarter net sales were $779.7 million, compared with net sales of $410.5 million for the second quarter of 2005. Mueller's financial strength and flexibility played an important role in our success during the quarter. The price of copper, our principal raw material, gyrated widely.
On average, the price of copper more than doubled compared with the same quarter last year. Nonetheless, we were able to secure copper supplies which enabled us to service our customers' orders on a timely basis. In all, Mueller committed over $85.0 million in new working capital to our business during the quarter.

     All of our businesses performed well during the quarter, with particular emphasis on the Plumbing & Refrigeration segment. Our manufacturing operations in Europe, China and Mexico also continued to meet or exceed their goals.

     Mueller's financial position remains sound. We ended the quarter with $138.9 million of cash on-hand. Also, the Company declared and paid its regular quarterly cash dividend of ten cents per common share during the second quarter.

     Our Annual Stockholders' Meeting was held at Mueller's headquarters in Memphis, Tennessee on May 4, 2006. The stockholders reelected our seven directors, approved the appointment of Ernst & Young LLP as our independent registered public accounting firm and approved the amendment and restatement of the Company's 2002 Stock Option Plan.

     Our business outlook for the third quarter of 2006 remains positive.

Sincerely,

/s/Harvey L. Karp                      /s/William D. O'Hagan
Harvey L. Karp                         William D. O'Hagan
Chairman of the Board                  President and Chief Executive Officer

July 25, 2006

     Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's SEC filings.
These filings are available through our website at www.muellerindustries.com.




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
                          MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share data)
                                               For the Quarter Ended
                                         July 1, 2006            July 2, 2005
                                                     (Unaudited)
Net sales                                $   779,663             $   410,506

Cost of goods sold                           637,038                 345,663
Depreciation and amortization                 10,376                  10,411
Selling, general, and
   administrative expense                     39,689                  29,136
                                          ----------              ----------

   Operating income                           92,560                  25,296
Interest expense                              (5,214)                 (4,752)
Other (expense) income, net                      (67)                  3,973
                                          ----------              ----------

   Income before income taxes                 87,279                  24,517
Income tax expense                           (28,529)                 (7,334)
                                          ----------              ----------

Net income                               $    58,750             $    17,183
                                          ==========              ==========

Weighted average shares for basic
   earnings per share                         36,891                  36,599
Effect of dilutive stock options                 421                     466
                                          ----------              ----------
Adjusted weighted average shares
   for diluted earnings per share             37,312                  37,065
                                          ----------              ----------

Basic earnings per share                 $      1.59             $      0.47
                                          ==========              ==========

Diluted earnings per share               $      1.57             $      0.46
                                          ==========              ==========

Dividends per share                      $      0.10             $      0.10
                                          ==========              ==========












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

                          MUELLER INDUSTRIES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME (continued)
                    (In thousands, except per share data)
                                               For the Six Months Ended
                                         July 1, 2006            July 2, 2005
                                                     (Unaudited)
Net sales                                $ 1,330,702             $   812,169

Cost of goods sold                         1,094,107                 679,687
Depreciation and amortization                 20,571                  20,489
Selling, general, and
   administrative expense                     74,648                  59,491
                                          ----------              ----------

   Operating income                          141,376                  52,502
Interest expense                             (10,076)                 (9,936)
Other (expense) income, net                    1,946                   4,767
                                          ----------              ----------

   Income before income taxes                133,246                  47,333
Income tax expense                           (41,131)                (14,942)
                                          ----------              ----------

Net income                               $    92,115             $    32,391
                                          ==========              ==========

Weighted average shares for basic
   earnings per share                         36,791                  36,552
Effect of dilutive stock options                 405                     556
                                          ----------              ----------
Adjusted weighted average shares
   for diluted earnings per share             37,196                  37,108
                                          ----------              ----------

Basic earnings per share                 $      2.50             $      0.89
                                          ==========              ==========

Diluted earnings per share               $      2.48             $      0.87
                                          ==========              ==========

Dividends per share                      $      0.20             $      0.20
                                          ==========              ==========












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

                          MUELLER INDUSTRIES, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (In thousands)
                                         July 1, 2006       December 31, 2005
                                                     (Unaudited)
Assets

Cash and cash equivalents                $   138,887             $   129,685
Accounts receivable, net                     408,666                 248,395
Inventories                                  248,668                 196,987
Other current assets                          40,308                  36,919
                                          ----------              ----------

     Total current assets                    836,529                 611,986

Property, plant, and equipment, net          313,248                 307,046
Other assets                                 169,724                 185,606
                                          ----------              ----------
                                         $ 1,319,501             $ 1,104,638
                                          ==========              ==========

Liabilities and Stockholders' Equity

Current portion of long-term debt        $    26,961             $     4,120
Accounts payable                             206,171                 124,216
Other current liabilities                    132,068                 123,056
                                          ----------              ----------

     Total current liabilities               365,200                 251,392

Long-term debt                               308,483                 312,070
Pension and postretirement liabilities        35,834                  35,236
Environmental reserves                         8,997                   9,073
Deferred income taxes                         51,341                  63,944
Other noncurrent liabilities                   2,884                   3,078
                                          ----------              ----------

     Total liabilities                       772,739                 674,793

Minority interest in subsidiaries             21,017                   6,937

Stockholders' equity                         525,745                 422,908
                                          ----------              ----------

                                         $ 1,319,501             $ 1,104,638
                                          ==========              ==========








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